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                                   EXHIBIT 5

                         OPINION OF COOLEY GODWARD LLP
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[COOLEY GODWARD LLP LETTERHEAD]


                                                 ALAN C. MENDELSON
                                                 415 843-5010
                                                 mendelsonac@cooley.com



July 10, 1997


CoCensys, Inc.
213 Technology Drive
Irvine, CA  92618


Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by CoCensys, Inc., a Delaware corporation (the "Company"), of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 2,800,000 shares of the Company's Common Stock, $.001 par value (the "Shares"), pursuant to the Company's 1996 Equity Incentive Plan (the "Plan").

In connection with this opinion, we have examined the Registration Statement and related Prospectus, the Plan, your Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP


By  /s/ ALAN C. MENDELSON
   -----------------------
      Alan C. Mendelson